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                                                                    EXHIBIT 99.1


                                     NEWS
                   [LOGO OF BOSTON MARKET Home Style Meals]


                                   Media Contact:    Karen Rugen
                                                     303-216-5076
                                   Analyst Contact:  Melissa Marsden
                                                     303-216-5652

              BOSTON CHICKEN, HARRY'S FARMERS MARKET JOIN FORCES
                       TO CREATE  MEAL SOLUTIONS COMPANY


Golden, Colo., January 31, 1997 -- Boston Chicken, Inc. (Nasdaq: BOST) has invested in a new company that will partner with Harry's Farmers Market, Inc. (Nasdaq: HARY) to capitalize on emerging trends in the food buying habits of today's consumers. The focus of the new venture will be branded take-home meal solutions, including ready-to-heat prepared foods.

The new company, called Progressive Food Concepts, Inc. (PFCI), will explore, with BCI, taking a line of Boston Market(R) prepared foods into alternate distribution channels, potentially in partnership with supermarkets. BCI has hired a leading consulting firm with extensive expertise in the retail grocery business to help BCI and PFCI explore these new opportunities. In addition, PFCI will make a substantial investment in Harry's Farmers Market, Inc. (Harry's) and evaluate expansion by PFCI of Harry's retail formats outside of Georgia and Alabama.

Harry's owns and operates five stores in the Atlanta area, including three Harry's Farmers Markets, mega markets specializing in high quality fresh fruits and vegetables; meats and seafood; fresh-bakery goods; freshly-made ready-to-heat and ready-to-eat prepared foods; and deli, cheese and dairy products, and two Harry's In A Hurry stores which are smaller than the mega markets, with more emphasis on fresh, ready-to-heat and ready-to-eat prepared foods of high quality. Harry's line of over 300 prepared food products and meals are made in the company's 28,000 square foot USDA-approved manufacturing facility, while over 200 proprietary bakery items are baked fresh daily in Harry's 55,000 square foot bakery.

PFCI has been funded with a $17 million loan from BCI and equity from management and private investors. BCI has the option to convert the loan into a majority interest in PFCI at a later date. Boston Market's area developers are also expected to have a significant financial stake in the new venture. Saad Nadhir will lead PFCI as chairman and CEO, working closely with Harry Blazer, chairman and CEO of Harry's, who will also serve on the Board of Directors of PFCI.

Scott Beck, chairman and CEO of Boston Chicken, Inc., said, "As the Boston Market brand has achieved national awareness through nearly 1,100 stores across the U.S., we believe it is now time to leverage the brand through complementary opportunities outside the ready-to-eat segment. Branded, ready-to-heat products and

                                    -more-
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Boston Chicken, Inc., page 2


innovative approaches to selling fresh produce, meats and seafood appear to be sizable additional segments. The significant potential of this new opportunity, the unique positioning of the Boston Market brand, and the proven ability of the BCI infrastructure to facilitate new ventures combine to make this a very exciting development."

Beck added, "I am delighted that Saad has agreed to head up PFCI. During the past nine months, Saad has focused exclusively on major strategic initiatives. The fruits of his efforts are reflected in the recent formation of Boston Market International and creation of this new venture. In order to most effectively develop these two opportunities, it is appropriate he resign his positions as co-chairman and president of BCI. His resignation is also consistent with our past practice of not having CEO's of entities to which we have loans also serve as members of BCI's board." Beck, chairman and CEO of BCI, will assume the title of president of BCI.

Nadhir said, "I believe prepared foods can be a significant compliment to Boston Market's ready-to-eat business both domestically and worldwide. We're fortunate to have Harry Blazer, an entrepreneur with 20 years of fresh food retailing experience, as a partner. Harry's quality standards and personal commitment to these standards are unsurpassed in the food retailing industry. Harry has pioneered innovative approaches in both the ready-to-heat and perishable food segments, combining proprietary production processes with leading-edge retail formats. This new venture provides an excellent opportunity to combine Harry's know-how with the experience we have gained and the brands we have built at Boston Market."

The agreements between PFCI and Harry's include a $20 million investment from PFCI in the form of a loan to Harry's that can be exchanged for up to 5 million shares of Harry's Class A common stock, warrants to purchase 2 million shares of Harry's Class A common stock and a mutual consulting agreement between Harry's and PFCI. In addition, PFCI acquired Harry's worldwide intellectual property and trademark rights, including all rights to the Harry's Farmers Market and Harry's In A Hurry retail concepts. Harry's will retain development and trademark rights to both concepts in Georgia and Alabama and will receive a 2 1/2 percent equity interest in PFCI. There are no ongoing royalties or fees associated with the transfer of these rights. Assuming full exercise of the rights to acquire Harry's stock, PFCI could own approximately 43% of Harry's.

Harry's, under the leadership of Harry Blazer, will continue to own and operate all of its current stores as well as any future Harry's stores opened in Georgia and Alabama.

Boston Chicken, Inc. franchises and operates Boston Market food service stores that specialize in fresh, convenient meals featuring homestyle entrees, fresh vegetables, salads and side dishes, including mashed potatoes made from scratch. Boston Market combines the freshness and quality of traditional home cooking with convenience and value. As of December 29, 1996, there were 1,087 Boston Market stores in 38 states and the District of Columbia.

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